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                            NORD PACIFIC LIMITED

                                 PROSPECTUS

                          Number of Shares:  328,000

                            Nord Pacific Limited

                               Common Stock
                          (par value $.05 per share)

                            Nord Pacific Limited
                              Non-Plan Options

                             September 25, 1998


                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
               COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED.


                 INFORMATION CONCERNING NORD PACIFIC LIMITED

AVAILABILITY OF PUBLIC INFORMATION

     Nord Pacific Limited (the "Company") (which includes all subsidiaries of the Company unless the context dictates otherwise) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 1801 California Street, Denver, Colorado 80202. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 455 Street, N.W., Washington, D.C. 20549. In addition, certain of such materials are also available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR").

INCORPORATION OF DOCUMENTS BY REFERENCE

     Upon written or oral request of the secretary of the Company, the following documents, which constitute the remainder of the prospectus of which this document forms a part, will be made available, without charge, to any individual granted an option to purchase common stock of the Company, par value $.05 per share (the "Common Stock"), pursuant to a Company Non-Plan Option


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(the "Option"):

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Reports for the fiscal periods ended March 31 and June 30, 1998.

     (2) All other reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act since August 1, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated in this prospectus by reference and to be a part of this prospectus from the date of filing of such documents.

UPDATING OF PROSPECTUS AND QUALIFICATION OF PROSPECTUS

     Employees who have Options may obtain additional information about the Options and copies of documents incorporated by reference in this Prospectus by contacting Ray W. Jenner, Chief Financial Officer at the Company's executive offices, 201 Third Street NW, Suite 1750, Albuquerque, New Mexico 87102, or by telephone at (505) 241-5820.

     The descriptive information contained in this Prospectus with respect to the Options summarizes certain features of such Options, but rights of an option holder under the Options are in all cases determined by the actual text of the option agreement ("Option Agreement"), which have previously been forwarded to option holders, and additional copies of which can be obtained from the Company. The summary given below is, therefore, qualified in its entirety by reference to the text of the Option Agreements.

     The Company does not intend to update the Prospectus unless and until there is a material change in any of the information contained herein. The Company intends to reflect any material change in the information contained herein in a supplement to this Prospectus and to distribute a copy of any such supplement to every person to whom a copy of this Prospectus has previously been given and who has any Options outstanding. This Prospectus should be read only in conjunction with any current supplement so issued by the Company.


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                  THE NON-PLAN OPTIONS AND UNDERLYING SHARES

     At the Company's Annual and Special Meeting, held on June 25, 1998, the Company's Stockholders approved the issuance of Options to purchase an aggregate of 328,000 shares (the "Shares") of Common Stock to certain officers, directors and employees of the Company (the "Option holders"). The grant of the Options represents additional compensation for services rendered to the Company.

     Proceeds from the sale of shares of Common Stock pursuant to the exercise of the Options will be used by the Company for working capital and general corporate purposes.

     The following is a summary of the principal features and tax aspects of the Options and the Shares.

PURPOSE OF THE OPTIONS

     The Options are intended to enhance the Company's ability to attract, retain and reward directors, officers, employees, consultants and advisors and to encourage those individuals to make significant contributions to the long-term performance and growth of the Company and its subsidiaries.

ADMINISTRATION

     Granting of Non-Plan Options is administered by the Compensation Committee of the Board of Directors ("Committee"). The members of the Committee are selected by and serve at the discretion of the Company's Board of Directors. The persons presently serving on the Committee are Edgar F. Cruft and Michel Drew, each of who is a director of the Company. Dr. Cruft is also the Chairman of the Company and the Chairman of Nord Resources Corporation, an affiliate of the Company.

     The Committee has full authority to designate the persons who will receive Options, determine the number of Options which are granted, and decide the exercise period and the terms thereof. The Committee has further authority, consistent with the provisions of the Options, to interpret the Options, to prescribe, amend and rescind rules relating to the Options, and to make all other determinations in connection with the administration of the Options. The Committee may grant other Options pursuant to Option Agreements, exercise terms and prices and other terms which need not be identical. The exercise price need not be at fair market value.

ELIGIBILITY

     The Committee selects recipients of stock options from directors, officers, employees, advisors and consultants of the Company and of its subsidiaries. Advisors and consultants cannot receive options in connection with the offer or sale of securities of the Company or its subsidiaries


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in a capital-raising transaction.

EXERCISE OF OPTIONS

     The exercise price per share of Common Stock purchasable under the Options is US$2.75 per share (the "Option Exercise Price"), the average of the bid and ask price on the date of grant for the Company's Common Stock, which are traded on the New York Stock Exchange, on the date of grant. Each Option expires on March 5, 2008 and is exercisable pursuant to each Option Agreement.

     Payments for shares of Common Stock purchased pursuant to the Option shall be by cash, certified check, personal check (if approved by the Committee) or by money order. In lieu of a check, the Option holder may, with the approval of the Committee in its sole discretion, submit certificates for Common Stock of the Company tendered as full or partial payment of the option exercise price.

     For example, if the option exercise price of $2.75 per share, and at that time or subsequently, the fair market value of the Common Stock is $10 per share, the option holder can purchase all or a portion of the number of shares of Common Stock subject to his or her stock option for $10 per share, even though the fair market value of the shares purchased will be $7.25 per share higher than the purchase price.

     Options are not transferable or assignable except by will or laws of descent and during an Option holder's lifetime may only be exercised by such Option holder. Upon termination of employment for any reason other than disability or death of an Option holder, Options, to the extent then exercisable, may be exercised during the ninety (90) day period after the date of termination. Upon the disability or death of an Option holder, any Option held on the date of such occurrence may, to the extent then exercisable, be exercised by the Option holder or the Option holder's legatee or personal representative, as the case may be, for up to one (1) year following such date.

GOVERNMENT REGULATIONS

     The grant and exercise of Options are subject to applicable government rules and regulations, and, notwithstanding any contrary provision of any Option Agreement, or this prospectus, the Company's Board of Directors may make such changes in any Option Agreement that may be required, in the Board's discretion, to conform the Option Agreement to those rules and regulations.

ADJUSTMENTS

     Unless otherwise provided in an Option Agreement, in the event that the outstanding shares of Common Stock of the Company are hereafter changed and/or exchanged for a different number or kind of shares or securities of the Company or of another corporation by reason of merger, consolidation, reorganization, reclassification, recapitalization, combination of shares, stock split or stock dividend, the number of shares of Common Stock as to which Options may be granted, the number of shares covered by each outstanding Option and the exercise price per share of each


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outstanding Option shall be proportionately adjusted as the Committee, in its sole discretion, shall deem equitable or appropriate, subject to the terms of the Option, to prevent dilution or enlargement of rights. In making any such adjustment, the Committee may provide for the elimination of fractional share interests.

SPECIAL RULES APPLICABLE TO SECTION 16 INSIDERS

     In addition to the restrictions on exercise of options contained in the Plan and in any Option Agreement, the exercise of options owned by officers, directors and other insiders (owners of more than 10% of the Common Stock) are affected by the provisions of Section 16 of the Exchange Act. Section 16 requires such shareholders to pay to the Company profits received from the purchase and sale of any Common Stock within a six-month period, and may prohibit stock sales or exercises of options by such persons within six months of the purchase and sale by them of Common Stock outside of the Plan.
Section 16(b) of the Exchange Act also generally provides that, in the case of an officer, director or insider who elects to pay the Option Exercise Price under an option by delivery of previously acquired Common Stock, the election to deliver such Common Stock may only be made (1) during a ten-day "window" period specified in Rule 16b-3 or (2) at least six months prior to the date on which the option is exercised.

RESTRICTIONS ON ISSUANCE OF COMMON STOCK

     The exercise of each option will be conditioned on the Option holder's completion, to the satisfaction of the Company, of any withholding tax requirements (see "Withholding Tax Requirements"); compliance with state or federal law or rules of any securities exchange; and the consent or approval of any regulatory body. The Company will try to promptly notify each Option holder of all such requirements when the Option holder informs the Company that he or she wishes to exercise an Option.

     The Company may require an exercising Option holder to make certain representations concerning ownership and intended disposition of the Common Stock to be purchased upon exercise of the option. Option holders may be required to represent to the Company, among other things, that they are acquiring the Common Stock in good faith for investment and not for resale or distribution.

WITHHOLDING TAX REQUIREMENTS

     If the exercise of an Option gives rise to any withholding tax requirements, as a condition of exercising the Option, an Option holder must satisfy those requirements, and provide information and make representations as required by the Company to determine if withholding is required. If the Company determines that withholding tax is required on exercise of an Option, the Company will notify the Option holder of the withholding amount, and the Option holder must make payment by check or other means acceptable to the Company. The Company may allow the Option holder to pay the withholding amount by directing the Company to withhold a number of shares of Common Stock otherwise issuable upon exercise of the Option in an aggregate value equal to the appropriate


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withholding amount.  However, any employee who is an officer, director or otherwise subject to Section 16(b) of the Exchange Act may be restricted from
using shares of Common Stock to pay withholding.   (See "Special Rules
Applicable to Section 16 Insiders")

     Any fractional share interest resulting from the delivery or withholding of shares of Common Stock to meet withholding tax requirements will be settled in cash. If the Company determines that no withholding tax is required upon the exercise of any Option, but subsequently determined that the exercise resulted in taxable income requiring withholding, the employee shall promptly, upon being notified of the withholding requirement, pay to the Company the amount required to be withheld; and at its election, the Company may condition any transfer of any Common Stock issued pursuant to the exercise of an Option upon receipt of such payment.

NO RIGHTS AS STOCKHOLDER

     No Option holder has any right as a stockholder of the Company with respect to Common Stock covered by an Option until the date of exercise. No adjustment for any dividend or otherwise will be made if the record date thereof is prior to the exercise date of the Option.

                             TAX AND ERISA STATUS

GENERAL

     The following summary of United States Federal income tax consequences does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not cover the tax consequences of the Option (or the grant or exercise of Options thereunder) under foreign, state or local tax law, and such tax laws may not correspond to the Federal tax treatment described herein. Accordingly, Option holders should consult their personal tax advisors prior to engaging in any action involving the Options.

NON-QUALIFIED OPTIONS

     The Option does not meet the requirements under Section 421-424 of the Internal Revenue Code of 1986 (the "Code") and is therefore a "Non-Qualified Option."

GENERAL TAX TREATMENT

     Pursuant to Section 83 of the Code, the granting of an option will require taxes to be paid if the option has a "readily ascertainable fair market value" at the time of its grant. In that case, the fair market value will be treated as taxable compensation income.

     For purposes of determining whether an option has "readily ascertainable fair market value," regulations adopted under the Code divide non-statutory stock options into two categories: those actively traded on an established market and those not so traded. If an option granted to an employee


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is actively traded on an established market, the option's value is deemed to be "readily ascertainable." Options that are not actively traded on an established market do not have a readily ascertainable fair market value unless that value can otherwise be measured with reasonable accuracy. The regulations create an irrebuttable presumption that an untraded option does not have a readily ascertainable fair market value unless four conditions are met:

     (1)  the option is transferable by the optionee;

     (2)  the option is exercisable immediately in full by the optionee;

     (3) neither the option nor the stock which can be purchased on exercise of the option is subject to any restrictions that have a significant effect on the option's value; and

     (4) the fair market value of the "option privilege" (the difference between the exercise price and the value of the stock which may be purchased) is readily ascertainable.

     The Options are not actively traded on any exchange and may be transferred only under limited circumstances. As such, the Options probably will not have a readily ascertainable fair market value.

     If the Option does not have a readily ascertainable fair market value at the date of grant, there is no tax due as a result of the grant of the option, and taxes will not be due until the Option is exercised. In such a case, at the time of exercise, the option holder will have income in an amount equal to the difference between the exercise price and the fair market value of the stock at the date of exercise, and the Company will be entitled to a deduction from its income in the same amount.

     For example, an employee is granted an option to purchase 500 shares of Common Stock at $2.75 share. At that time, the option does not have a readily ascertainable fair market value. No taxes are due as a result of the grant of the option. On February 1, 1999, the employee exercises the option and purchases 500 shares of Common Stock at $2.75 share. The Common Stock is then worth $10.00 per share. Upon exercise, the employee has $3,625 in income ($10.00-$2.75 = $7.25 x 500 shares).

     However, taxation upon exercise of the Option may be delayed if the Common Stock received by the option holder is, at that time, subject to both a substantial risk of forfeiture and transferability restrictions. A substantial risk of forfeiture is a circumstance in which the option holder's ability to retain the Common Stock may be terminated by such events as his termination of employment. The Common Stock may be nontransferable because of provisions of an agreement between the option holder and the Company or because of Section 16(b) of the Exchange Act. There currently are no agreements restricting the sale of the Common Stock.


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     Under Section 83(b) of the Code, if an employee is not subject to tax upon receipt of an option or Common Stock because of a risk of forfeiture and transferability restrictions, he or she may elect to be taxed on the receipt of the option or Common Stock, notwithstanding any risk of forfeiture or transferability restriction. If such an election is made, taxation upon the receipt of option will be treated as ordinary income equal to the fair market value of the option or Common Stock upon issue. By making such an election, the employee will be taxed at ordinary income rates at receipt of the option or stock and taxed at capital gains rates on any subsequent appreciation. By not making the election, the employee will be taxed for the tax year in which the Common Stock was sold on the fair market value of the option or the Common Stock in the year the restrictions on transferability and risk of forfeiture lapse.

     An Option holder's tax basis in his or her shares of Common Stock acquired on exercise of an Option will be equal to the exercise price paid by the option holder plus the amount of income recognized by the option holder by reason of his or her exercise of an Option. Upon a subsequent disposition of the shares of Common Stock received on exercise of an Option, the difference between the amount realized on such disposition and the option holder's tax basis for such shares generally will be treated as a capital gain or loss, which will be short-term or long-term depending upon whether the shares are held for the applicable long-term holding period following exercise of the Option (currently more than one year).

     All of the provisions concerning the timing of taxation of Options and exercise of those Options are subject to numerous, complex rules, regulations and interpretations. Recipients of Options should consult their personal tax advisors concerning the tax impact of any transaction in options or underlying Common Stock.

STOCK FOR STOCK EXERCISES

     The exercise of an Option by the exchange of Common Stock already owned by the option holder will not result in any taxable gain or loss on the unrealized appreciation or depreciation of the Common Stock exchanged.

     When an Option is exercised with previously acquired Common Stock of the Company, the option holder's basis in the Common Stock purchased upon exercise of the Option is the same as his basis in the stock used to purchase the Common Stock under the Plan, increased by any amount included in his growth income as compensation.

ERISA STATUS OF THE PLAN

     The Options are not subject to the provisions of the United States Employee Retirement Income Security Act of 1974, as amended.


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                             RESALE RESTRICTIONS

     Any option holder who received Options and is an Affiliate (as defined in Rule 405 under the 1933 Act) of the Company, is subject to certain restrictions on resale of the Common Stock underlying the Options as set forth in Rule 144 under the 1933 Act unless, at the time of sale, the Company is eligible to file a registration statement Form S-1 and has filed a re-offer prospectus containing information required to be contained in Part I of Form S-1. The Company is under no obligation to file such a re-offer prospectus.


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                 DESCRIPTION OF THE COMPANY'S COMMON STOCK

     The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.05 per share. At June 25, 1998, 12,925,203 shares were issued and outstanding. The Company also has outstanding options to purchase 2,484,600 shares of common stock issued to directors, officers, employees and consultants under certain option plans and by way of non-plan options with various exercise prices and expiration dates.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to accumulate their votes in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election, if they choose to do so. Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. The payment of dividends, if any, will depend upon the Company's financial condition, results of operations, and other factors determined relevant by the Company's Board of Directors. Holders of Common Stock are entitled to share pro rata in any distribution to stockholders upon liquidation of the Company. The holders of Common Stock have no preemptive or other subscription or conversion rights and there are no redemption provisions with respect to such shares. All of the shares of Common Stock presently outstanding are validly issued, fully paid and non-assessable.

                             CONFLICTING PROVISIONS

     The foregoing is only a summary of some of the material provisions and operational features of the Options. To the extent that this summary Prospectus conflicts with any provision in any Option Agreement, the conflicting provisions of the Option Agreement shall control.


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